                                                                      EXHIBIT 99


                                            For Immediate Release
                                            ---------------------
Media Contact:    Ruth Weber Kelley         Dec. 1, 1998
                  (612) 372-5628

Investor Contact: Karin Glasgow
                  (612) 342-3979


          RELIASTAR PRESIDENT, COO JOHN FLITTIE TO RETIRE JUNE 30, `99
          ------------------------------------------------------------

                         NO SUCCESSOR NAMED AT THIS TIME
                         -------------------------------


MINNEAPOLIS -- ReliaStar Financial Corp. (NYSE: RLR) announced today that John
H. Flittie, 62, president and chief operating officer, will retire effective June 30, 1999.

         "Over the last few years, I've had periodic discussions with John Turner and with the board about my retirement, and I feel that the time is right," Flittie said. "The company is doing very well, and I'm confident that we have the talent and the strategies to continue this strong track record."

         The company indicated that it has not named a successor for Flittie. Chairman and CEO John Turner said that the strength of the senior management team, combined with the seven-month window before Flittie's departure, doesn't require that this be done immediately.

         "I believe that our senior management team is the strongest that it's been in my 31 years with the company, due both to their own strengths and the emphasis that ReliaStar has placed on job rotation to ensure both breadth and depth of experience," said John G. Turner, ReliaStar chairman and chief executive officer. "I'm in the fortunate position of having a number of seasoned executives who are capable of stepping into broader management roles."

         Turner said that in the first quarter of 1999, he expects to announce a new management process and structure, which encompass the makeup of its executive committee and how that committee sets strategy and allocates resources.

                                     -more-

FLITTIE TO RETIRE                                             2


TURNER CITES FLITTIE'S CONTRIBUTIONS

Turner acknowledged the significant influence that Flittie has had on ReliaStar's strategic direction during Flittie's 13-year tenure at ReliaStar.

         "The president and COO role is often one of the unsung hero," Turner said. "The responsibility for setting business unit strategy and delivering results is tremendous, but a great deal of this hard work goes on behind the scenes, often without the level of recognition that it deserves."

         Turner said that some of Flittie's most notable contributions include serving as architect of the company's demutualization, a key player in the company's acquisition strategy, and the driving force behind ReliaStar's successful cross-selling efforts.

         "Much of Flittie's success in managing the company's operations can be attributed to the great deal of time he has spent building relationships with ReliaStar's distributors. This not only provided insight into both customer and distributor needs, but also helped to increase these producers' loyalty to the company," Turner said.

         Flittie will continue to serve on the board of ReliaStar Financial Corp. after his retirement (subject to standard nomination processes and shareholder approval). In the coming months, he will also continue to carry out his duties as president and COO. This continued involvement, combined with the strong senior management team currently in place, will ensure a smooth transition as Flittie's retirement date draws closer, Turner said.

         Flittie, who joined ReliaStar in 1985 as senior vice president and chief financial officer, has more than 40 years of industry experience. Prior to joining ReliaStar, he spent nine years as a partner at a Big Six accounting firm, serving as founder and national director of its actuarial and employee benefit consulting arm, and as a member of the firm's management committee. He also held several executive-level positions, including president and chief executive officer, during a 12-year tenure with a Minneapolis-based actuarial consulting firm.

                                     -more-

FLITTIE TO RETIRE                                             3


         In 1992, Flittie was named ReliaStar chief operating officer, assuming the additional title of president in 1993. In this position, Flittie has been responsible for setting business unit strategy and supporting continued profitable growth. Flittie has also been a member of the ReliaStar Management Committee since joining the company and serves as a director on the boards of ReliaStar Financial and a number of ReliaStar companies.

POST-RETIREMENT ACTIVITIES TO INCLUDE TEACHING

After his retirement, Flittie intends to remain active in the local community in a number of ways.

         "I've always said that I don't want to retire from something; rather, I want to retire to something," he said. "Although we're still working out the details, I expect to make a significant teaching commitment to an MBA program at a local university where I've been a volunteer guest lecturer in recent years. I also intend to do some consulting on projects that interest me."

         Flittie currently serves as an advisory board member for the College of Business Administration at Drake University in Iowa, where he earned his business degree in 1958. He is also an Executive Fellow in the Graduate School of Business at the University of St. Thomas. In addition, he serves as a director on the boards of two other publicly held companies, Chronimed and Community First Bankshares, and is a director of an educational foundation.

         ReliaStar Financial Corp. is a Minneapolis-based holding company whose subsidiaries offer individuals and institutions life insurance and annuities, employee benefits products and services, life and health reinsurance, retirement plans, mutual funds, bank products and personal finance education. Based on revenues, ReliaStar Financial Corp. is the 11th largest publicly held life insurance holding company in the United States and has $21.1 billion in assets under management and life insurance in force of $286.8 billion.